UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING

(CHECK ONE): [ ]Form 10-K [X]Form 20-F [ ]Form 11-K [ ]Form 10-Q [ ]Form N-SAR

                  For Period Ended:  DECEMBER 31, 2000
                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended:  _________________________

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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

              NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT
          THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:


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PART I -- REGISTRANT INFORMATION


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Full Name of Registrant

               TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.
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Former Name if Applicable

               N/A
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Address of Principal Executive Office (STREET AND NUMBER)

               SCS, QUADRA 2, BLOCO C, 7 ANDAR,  70319-901 BRASILIA,  DF, BRAZIL
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

      |     (a)   The reasons described in reasonable detail in Part III of this
      |           form could not be eliminated  without  unreasonable  effort or
      |           expense;
      |     (b)   The subject  annual  report,  semi-annual  report,  transition
      |           report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion
[X]   |           thereof will be filed on or before the fifteenth  calendar day
      |           following the  prescribed  due date; or the subject  quarterly
      |           report or transition  report on Form 10-Q, or portion  thereof
      |           will be filed on or before the fifth  calendar  day  following
      |           the prescribed due date; and
      |     (c)   The  accountant's  statement or other exhibit required by Rule
      |           12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.



(ATTACH EXTRA SHEETS IF NEEDED)    POTENTIAL  PERSONS  WHO ARE TO RESPOND TO THE
                                   COLLECTION OF  INFORMATION  CONTAINED IN THIS
                                   FORM ARE NOT  REQUIRED TO RESPOND  UNLESS THE
                                   FORM  DISPLAYS A CURRENTLY  VALID OMB CONTROL
                                   NUMBER.

Operational problems were experienced that prevented the registrant from filing the annual report on Form 20-F by the prescribed due date. Such problems are being resolved in order to file within 15 calendar days following such date.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

      TIMOTHY J. MCCARTHY                  305                    379-5575
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            (Name)                     (Area Code)           (Telephone Number)

(2)   Have all other periodic reports required under Section
      13 or 15(d) of the Securities  Exchange Act of 1934 or
      Section  30 of the  Investment  Company  Act  of  1940
      during  the  preceding  12 months or for such  shorter
      period that the  registrant  was required to file such
      report(s)  been filed?  If the answer is no,  identify
      report(s).                                              [X] Yes  [ ] No

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(3)   Is it  anticipated  that  any  significant  change  in
      results of operations  from the  corresponding  period
      for the last  fiscal  year  will be  reflected  by the
      earnings  statements  to be  included  in the  subject
      report or portion thereof?                             [ ] Yes  [X] No

      If so, attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.


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                     TELE CENTRO OESTE CELULAR PARTICIPACOES
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.




Date: JUNE 29, 2001                     By:    /S/ MARIO CESAR PEREIRA DE ARAUJO
      -------------------------         ----------------------------------------
                                            Name:  Mario Cesar Pereira de Araujo
                                            Title: President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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             INTENTIONAL MISSTATEMENTS OMISSIONS OF FACT CONSTITUTE
               FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-5 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on from 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).